UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 2, 2015

EnerNOC, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33471	87-0698303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 400 Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 224-9900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed, EnerNOC, Inc., a Delaware corporation (the “Company”) entered into a definitive Agreement and Plan of Merger, dated as of November 4, 2014 (the “Merger Agreement”), with Wolf Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Purchaser”) and World Energy Solutions, Inc., a Delaware corporation (“World Energy”). In accordance with the terms of the Merger Agreement, on November 19, 2014, Purchaser commenced a tender offer (the “Offer”) for all of World Energy’s outstanding shares of common stock, par value $0.0001 per share (the “Shares”), at a purchase price of $5.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”).

The Offer expired at 11:59 p.m., Boston, Massachusetts time on January 2, 2015 as scheduled and was not extended. According to Computershare Trust Company, N.A., the depositary for the Offer, a total of 11,319,139 Shares were validly tendered and not properly withdrawn as of the expiration of the Offer, which represented approximately 89% of the outstanding Shares. The condition to the Offer that a majority of the outstanding Shares on a fully diluted basis be validly tendered and not withdrawn has been satisfied and as a result, Purchaser accepted for payment all Shares that were validly tendered and not withdrawn, and payment for such Shares has been made to the depositary. In accordance with the terms of the Offer, the depositary will act as agent for tendering stockholders for the purpose of receiving payments for tendered Shares and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In addition, notices of guaranteed delivery have been delivered with respect to 135,999 additional Shares, representing approximately 1% of the outstanding Shares.

On January 5, 2015, Purchaser merged with and into World Energy, with World Energy surviving as a wholly owned subsidiary of the Company (the “Merger”). The Merger was governed by Section 251(h) of the General Corporation Law of the State of Delaware, with no stockholder vote required to consummate the Merger. At the effective time of the Merger, each Share then outstanding (other than Shares that are held by any stockholders who are entitled to and who properly demanded appraisal in connection with the Merger) was converted into the right to receive the Offer Price, except for Shares then owned by the Company or Purchaser and Shares held in treasury of World Energy or by any of its wholly owned subsidiaries, which Shares were cancelled and retired and ceased to exist effective as of the Merger, and no consideration will be delivered in exchange therefor.

The aggregate consideration paid by Purchaser in the Offer and Merger was approximately $77 million, including assumption of debt, without giving effect to related transaction fees and expenses. The Company provided Purchaser with sufficient funds to purchase all Shares validly tendered and not properly withdrawn and to pay for the acquisition of the remaining Shares in the Merger. The Company funded the payment from its general corporate funds on the terms and conditions previously disclosed in the Tender Offer Statement on Schedule TO filed by the Company and Purchaser with the Securities and Exchange Commission on November 19, 2014, as amended.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement furnished as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company on November 4, 2014, which is incorporated herein by reference.

Item 8.01.	Other Events.

On January 5, 2015, the Company issued a press release announcing the expiration and results of the Offer and the consummation of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 4, 2014, by and among World Energy, the Company and the Purchaser (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2014)

99.1	Press Release issued by the Company on January 5, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERNOC, INC.

Date: January 5, 2015	By:	/s/ Neil Moses
	Name:	Neil Moses
	Title:	Chief Operating Officer & Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of November 4, 2014, by and among World Energy, the Company and the Purchaser (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 5, 2014)

99.1	Press Release issued by the Company on January 5, 2015